Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260687

PROSPECTUS SUPPLEMENT

NEXTNAV INC.

13,320,133 Shares of Common Stock issuable upon exercise of Warrants

95,816,105 Shares of Common Stock held by certain Selling Securityholders

9,000,000 Warrants to Purchase Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 23, 2021 (the “Prospectus”), related to (A) the issuance by us of up to 13,320,133 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants to purchase our Common Stock (each, a “Warrant”) held by affiliates of Spartacus Sponsor LLC, a Delaware limited liability company (the “Sponsor”), B. Riley Principal Investments, LLC, a Delaware limited liability company (“B. Riley”) and AT&T Investment & Tower Holdings, LLC (“AT&T”) and (B) the resale, from time to time, of up to an aggregate of (i) 95,816,105 shares of our Common Stock, par value $0.0001 per share (“Common Stock”), which includes the Warrant Shares, 20,500,000 shares of Common Stock (the “PIPE Shares”) held by the PIPE Investors (as such term is defined in this Prospectus) and 61,851,042 shares of our Common Stock (“Affiliate Shares”) held by the NN Affiliates, including Sponsor and its affiliates, and (ii) 9,000,000 Warrants (“Registered Warrants”), of which 8,104,244 private placement warrants and 250,000 public warrants are held by affiliates of the Sponsor and 645,756 are held by B. Riley (each of the Sponsor, B. Riley, AT&T, the PIPE Investors and the NN Affiliates, a “Selling Securityholder” and, collectively, the “Selling Securityholders”), with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on May 23, 2022 (the “May 23, 2022 Form 8-K”). Accordingly, we have attached the May 23, 2022 Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “NN” and “NNAVW,” respectively. On May 20, 2022, the closing sale prices of our Common Stock and Warrants as reported on Nasdaq were $3.98 and $0.80, respectively.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 23, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2022

NEXTNAV INC.

(Exact name of registrant as specified in charter)

Delaware	001-40985	87-0854654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Tysons Blvd., 5th Floor McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

(800) 775-0982

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NN	Nasdaq Capital Market
Warrants, each to purchase one share of Common Stock	NNAVW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 18, 2022, NextNav Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Meeting”). At the Meeting, the Company’s stockholders voted and: (1) elected each of the Company’s nominees for director to the Company’s Board of Directors (the “Board”); and (2) ratified the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022. Set forth below are the final voting results for each of the proposals submitted to a vote of the Company’s stockholders at the Meeting.

Proposal 1.

To elect the seven director nominees to the Board, each to serve until the Company’s 2023 Annual Meeting of Stockholders or until such person’s successor is duly elected and qualified, subject to such person’s prior death, resignation, retirement, disqualification or removal from office.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Gary M. Parsons	50,523,961	500	8,545,372
Ganesh Pattabiraman	50,523,961	500	8,545,372
Peter D. Aquino	50,523,961	500	8,545,372
Peter J. Barris	49,608,523	915,938	8,545,372
Bandel L. Carano	50,390,849	133,612	8,545,372
James B. Fleming	50,523,961	500	8,545,372
Alan B. Howe	50,456,390	68,071	8,545,372

Proposal 2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022:

Votes For	Votes Against	Votes Abstained
59,069,318	15	500

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2022

NEXTNAV INC.

By:	/s/ Christian D. Gates
Name:	Christian D. Gates
Title:	Chief Financial Officer

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